Exhibit 99

HMN Financial, Inc. Announces First Quarter Results

First Quarter Highlights

●	Net income of $1.8 million, an increase of $1.3 million, compared to net income of $0.5 million in the first quarter of 2015

●	Diluted earnings per common share of $0.38, an increase of $0.30, compared to diluted earnings per common share of $0.08 in the first quarter of 2015

●	Net interest income of $6.2 million, an increase of $1.6 million, compared to net interest income of $4.6 million in the first quarter of 2015

●	Provision for loan losses of ($0.7 million), a decrease of $0.7 million compared to the provision for loan losses of $0 in first quarter of 2015

Other

●

On April 8, 2016, Home Federal Savings Bank completed the previously announced acquisition of certain assets and assumption of deposits of the Deerwood Bank branch in Albert Lea, Minnesota. The acquired assets and assumed liabilities will be serviced out of Home Federal’s existing branch location at 143 West Clark Street, Albert Lea, Minnesota.

INCOME SUMMARY	Three Months Ended
	March 31,
(dollars in thousands, except per share amounts)	2016	2015
Net income	$1,774	461
Net income available to common stockholders	1,774	353
Diluted earnings per common share	0.38	0.08
Return on average assets	1.12%	0.33%
Return on average common equity	10.12%	2.60%
Book value per common share	$15.98	14.90

ROCHESTER, Minn., April 22, 2016 (GLOBE NEWSWIRE) -- HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $638 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.8 million for the first quarter of 2016, an increase of $1.3 million compared to net income of $0.5 million for the first quarter of 2015.  Net income available to common shareholders was $1.8 million for the first quarter of 2016, an increase of $1.4 million from the net income available to common shareholders of $0.4 million for the first quarter of 2015.  Diluted earnings per common share for the first quarter of 2016 was $0.38, an increase of $0.30 from diluted earnings per common share of $0.08 for the first quarter of 2015.  The increase in net income between the periods was due primarily to the $1.6 million increase in net interest income due to an increase in the average interest-earning assets and yields earned between the periods.  Net income also increased $0.7 million because of a decrease in the provision for loan losses between the periods.  The decrease in the provision for loan losses reflects the general improvement in the credit quality of the commercial loan portfolio and the increased recoveries received on previously charged off loans in the first quarter of 2016 when compared to the same period of 2015.  These increases in net income were partially offset by a $0.9 million increase in income tax expense due to the increased pre-tax income between the periods.

President’s Statement

“We are pleased to report the improved financial results for the first quarter of 2016,” said Home Federal Savings Bank President and Chief Executive Officer, Bradley Krehbiel.  “We continue to be encouraged by the increase in our net interest income and average outstanding interest-earning assets as well as the continued decline in our non-performing assets.  We intend to continue to focus our efforts on further improving the Bank’s core operating results by growing the asset size of the Bank and changing the composition of our interest-earning assets.”

First Quarter Results

Net Interest Income

Net interest income was $6.1 million for the first quarter of 2016, an increase of $1.5 million, or 34.9%, compared to $4.6 million for the first quarter of 2015.  Interest income was $6.5 million for the first quarter of 2016, an increase of $1.6 million, or 33.6%, from $4.9 million for the first quarter of 2015.  Interest income increased between the periods primarily because of an increase in the outstanding average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in an increase in the average yields earned between the periods.  While the average interest-earning assets increased $64.8 million between the periods, the average interest-earning assets held in higher yielding loans increased $108.3 million and the amount of average interest-earning assets held in lower yielding cash and investments decreased $43.5 million between the periods.  The yield on average interest-earning assets was also enhanced by $0.5 million due to the interest payments received on non-accruing and previously charged off commercial real estate loans that were paid off in the first quarter of 2016. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of an increase in loan originations and a reduction in loan payoffs between the periods.  The Company also acquired $24.1 million of loans through an acquisition that occurred in the third quarter of 2015.  The average yield earned on interest-earning assets was 4.34% for the first quarter of 2016, an increase of 67 basis points from 3.67% for the first quarter of 2015.

Interest expense was $0.4 million for the first quarter of 2016, an increase of $0.1 million, or 14.7%, compared to $0.3 million for the first quarter of 2015.  Interest expense increased primarily because of an increase in the average interest-bearing liabilities between the periods.  The average rate paid between the periods remained the same due to a change in the composition of the average interest-bearing liabilities. While the average interest-bearing liabilities increased $69.3 million between the periods, the amount held in lower rate checking and money market accounts increased $62.3 million and the amount held in higher rate certificates of deposits and other borrowings increased $7.0 million between the periods. The increase in the average outstanding deposits between the periods was primarily the result of the $47.3 million in deposits acquired through an acquisition that occurred in the third quarter of 2015.  The increase in the interest paid was primarily due to the $10.0 million holding company note payable that was funded in the first quarter of 2015 in connection with the redemption of all of the remaining Fixed Rate Cumulative Perpetual Preferred Stock, Series A of HMN (the “Preferred Stock”).  Interest expense increases related to borrowing costs were partially offset by the lower interest rates paid on deposit accounts between the periods as a result of the low interest rate environment that continued to exist during the first quarter of 2016.  The average interest rate paid on interest-bearing liabilities was 0.27% for both the first quarter of 2016 and the first quarter of 2015.   Net interest margin (net interest income divided by average interest-earning assets) for the first quarter of 2016 was 4.09%, an increase of 67 basis points, compared to 3.42% for the first quarter of 2015.

A summary of the Company’s net interest margin for the three-month periods ended March 31, 2016 and 2015 is as follows:

	For the three-month period ended
	March 31, 2016			March 31, 2015
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$97,362	392	1.62%	$146,715	515	1.42%
Loans held for sale	2,104	24	4.59	1,489	8	2.09
Mortgage loans, net	96,526	1,009	4.20	69,545	736	4.29
Commercial loans, net	307,653	4,250	5.56	238,932	2,948	5.00
Consumer loans, net	65,485	811	4.98	53,466	661	5.02
Cash equivalents	34,890	38	0.44	28,998	15	0.21
Federal Home Loan Bank stock	694	1	0.58	774	1	0.50
Total interest-earning assets	604,714	6,525	4.34	539,919	4,884	3.67

Interest-bearing liabilities and noninterest bearing deposits:
NOW accounts	83,221	11	0.05	76,997	3	0.02
Savings accounts	67,664	15	0.09	47,597	7	0.06
Money market accounts	158,920	87	0.22	149,955	97	0.26
Certificates	98,430	113	0.46	95,736	141	0.60
Advances and other borrowings	9,000	148	6.61	4,811	78	6.58
Total interest-bearing liabilities	417,235			375,096
Non-interest checking	142,760			115,678
Other non-interest bearing escrow deposits	1,138			1,044
Total interest-bearing liabilities and non-interest bearing deposits	$561,133	374	0.27	$491,818	326	0.27
Net interest income		$6,151			$4,558
Net interest rate spread			4.07%			3.40%
Net interest margin			4.09%			3.42%

Provision for Loan Losses

The provision for loan losses was ($0.7 million) for the first quarter of 2016, a decrease of $0.7 million compared to the provision for loan losses of $0 for the first quarter of 2015.  The provision decreased in the first quarter of 2016 primarily because of a general improvement in the credit quality of the commercial loan portfolio which resulted in a decrease in the required reserve percentages on these loans and an increase in the recoveries received on previously charged off loans during the first quarter of 2016 when compared to the first quarter of 2015.  Total non-performing assets were $5.6 million at March 31, 2016, a decrease of $0.6 million, or 9.7%, from $6.2 million at December 31, 2015.  Non-performing loans decreased $0.2 million and foreclosed and repossessed assets decreased $0.4 million during the first quarter of 2016.

A reconciliation of the Company’s allowance for loan losses for the first quarters of 2016 and 2015 is as follows:

(Dollars in thousands)	2016	2015
Balance at January 1,	$9,709	$8,332
Provision	(732)	0
Charge offs:
Consumer	(7)	(18)
Recoveries	393	104
Balance at March 31,	$9,363	$8,418

General allowance	$8,380	$7,489
Specific allowance	983	929
	$9,363	$8,418

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters.

	March 31,	December 31,
(Dollars in thousands)	2016	2015
Non-Performing Loans:
One-to-four family real estate	$1,229	$1,655
Commercial real estate	1,822	1,694
Consumer	809	786
Commercial business	45	46
Total	3,905	4,181

Foreclosed and Repossessed Assets:
One-to-four family real estate	591	48
Commercial real estate	1,077	1,997
Total non-performing assets	$5,573	$6,226
Total as a percentage of total assets	0.87%	0.97%
Total non-performing loans	$3,905	$4,181
Total as a percentage of total loans receivable, net	0.80%	0.90%
Allowance for loan losses to non-performing loans	239.77%	232.22%

Delinquency Data:
Delinquencies (1)
30+ days	$1,005	$993
90+ days	0	0
Delinquencies as a percentage of loan and lease portfolio (1)
30+ days	0.20%	0.21%
90+ days	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $1.8 million for the first quarter of 2016, an increase of $0.2 million, or 10.0%, from $1.6 million for the first quarter of 2015.  Gain on sales of loans increased $0.2 million between the periods primarily due to an increase in the gains recognized on the sale of commercial government guaranteed loans.  Other non-interest income decreased slightly between the periods primarily because of a decrease in the fees earned on the sale of uninsured investment products.

Non-interest expense was $5.7 million for the first quarter of 2016, an increase of $0.3 million, or 4.75%, from $5.4 million for the first quarter of 2015.  Compensation and benefits expense increased $0.2 million between the periods primarily because of an increase in wages and incentive accruals between the periods due to the increased number of branches being operated and increased loan originations.  Occupancy and equipment expense increased $0.1 million between the periods because of increases in non-capitalized software and equipment expenses.  Other operating expense increased $0.1 million primarily due to increased charitable contributions and lending expenses associated with the increase in loans originated between the periods.  Data processing expense increased slightly because of an increase in mobile banking and on-line banking costs due to increased customer activity between the periods.  Professional services expense increased marginally due to costs related to the Deerwood Bank branch acquisition.  These increases in expense were partially offset by an increase of $0.2 million in the gain on real estate owned due to increased sales activity between the periods.

Income tax expense was $1.2 million for the first quarter of 2016, an increase of $0.9 million from $0.3 million for the first quarter of 2015.  The increase in income tax expense between the periods is primarily related to the increase in pre-tax income in the first quarter of 2016 when compared to the first quarter of 2015.

Net Income Available to Common Shareholders

The net income available to common shareholders was $1.8 million for the first quarter of 2016, an increase of $1.4 million from the $0.4 million income available to common shareholders in the first quarter of 2015.  The net income available to common shareholders increased primarily because of the increase in the net income between the periods and a reduction in the dividends paid on the outstanding Preferred Stock.  On February 17, 2015 the Company redeemed the final 10,000 shares of its outstanding Preferred Stock and, as a result, no dividends are required to be paid on the Preferred Stock after that date.

Return on Assets and Equity

Return on average assets (annualized) for the first quarter of 2016 was 1.12%, compared to 0.33% for the first quarter of 2015.  Return on average equity (annualized) was 10.12% for the first quarter of 2016, compared to 2.60% for the first quarter of 2015.  Book value per common share at March 31, 2016 was $15.98, compared to $14.90 at March 31, 2015.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), La Crescent, Rochester (4), Spring Valley and Winona; one full service office in Marshalltown, Iowa; and three loan origination offices located in Delafield, Wisconsin, Sartell, Minnesota, and Owatonna, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, improving credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; our ability to integrate the Deerwood Bank and other acquired operations; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount and composition of interest bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of dividends paid by the Federal Home Loan Bank (FHLB) on its stock; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability of HMN to pay the principal and interest payments on its third party note payable; the ability to remain well capitalized; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including additional changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the FHLB; technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; acquisition integration costs; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Forms 10-K with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

 (Three pages of selected consolidated financial information are included with this release.)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2016	2015
	(unaudited)
Assets
Cash and cash equivalents	$13,766	39,782
Securities available for sale:
Mortgage-backed and related securities (amortized cost $1,938 and $2,237)	1,984	2,283
Other marketable securities (amortized cost $104,016 and $110,092)	103,844	109,691
	105,828	111,974

Loans held for sale	4,467	3,779
Loans receivable, net	490,260	463,185
Accrued interest receivable	2,134	2,254
Real estate, net	1,668	2,045
Federal Home Loan Bank stock, at cost	770	691
Mortgage servicing rights, net	1,456	1,499
Premises and equipment, net	7,583	7,469
Core deposit intangible	374	393
Prepaid expenses and other assets	1,268	1,417
Deferred tax asset, net	8,582	8,673
Total assets	$638,156	643,161

Liabilities and Stockholders’ Equity
Deposits	$551,506	559,387
Other borrowings	9,000	9,000
Accrued interest payable	230	242
Customer escrows	1,558	830
Accrued expenses and other liabilities	4,175	4,057
Total liabilities	566,469	573,516
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value): Authorized 500,000 shares; issued shares 0	0	0
Common stock ($.01 par value): Authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,380	50,388
Retained earnings, subject to certain restrictions	82,310	80,536
Accumulated other comprehensive loss	(76)	(214)
Unearned employee stock ownership plan shares	(2,368)	(2,417)
Treasury stock, at cost 4,642,363 and 4,645,769 shares	(58,650)	(58,739)
Total stockholders’ equity	71,687	69,645
Total liabilities and stockholders’ equity	$638,156	643,161

HMN FINANCIAL, INC. AND SUBSIDIARIES Consolidated Statements of Comprehensive Income (unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2016	2015
Interest income:
Loans receivable	$6,094	4,354
Securities available for sale:
Mortgage-backed and related	20	28
Other marketable	372	486
Cash equivalents	38	15
Other.	1	1
Total interest income	6,525	4,884

Interest expense:
Deposits	226	248
Other borrowings	148	78
Total interest expense	374	326
Net interest income	6,151	4,558
Provision for loan losses	(732)	0
Net interest income after provision for loan losses	6,883	4,558

Non-interest income:
Fees and service charges	779	782
Loan servicing fees	261	261
Gain on sales of loans	487	285
Other	228	268
Total non-interest income	1,755	1,596

Non-interest expense:
Compensation and benefits	3,695	3,448
Gain on real estate owned	(349)	(112)
Occupancy and equipment	990	879
Data processing	273	231
Professional services	251	217
Other	831	770
Total non-interest expense	5,691	5,433
Income before income tax expense	2,947	721
Income tax expense	1,173	260
Net income	1,774	461
Preferred stock dividends	0	(108)
Net income available to common shareholders	$1,774	353
Other comprehensive income, net of tax	$138	395
Comprehensive income attributable to common shareholders	$1,912	748
Basic earnings per common share	$0.43	0.09
Diluted earnings per common share	$0.38	0.08

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
	Three Months Ended
SELECTED FINANCIAL DATA:	March 31,
(Dollars in thousands, except per share data)	2016	2015
I. OPERATING DATA:
Interest income	$6,525	4,884
Interest expense	374	326
Net interest income	6,151	4,558

II. AVERAGE BALANCES:
Assets (1)	635,089	570,013
Loans receivable, net	469,664	361,943
Mortgage-backed and related securities (1)	97,362	146,715
Interest-earning assets (1)	604,714	539,919
Interest-bearing liabilities	561,134	491,818
Equity (1)	70,527	71,926

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.12%	0.33%
Interest rate spread information:
Average during period	4.07	3.40
End of period	4.35	3.37
Net interest margin	4.09	3.42
Ratio of operating expense to average total assets (annualized)	3.60	3.87
Return on average equity (annualized)	10.12	2.60
Efficiency	71.98	88.29
	March 31,	December 31,	March 31,
	2016	2015	2015
IV. ASSET QUALITY:
Total non-performing assets	$5,573	6,226	12,955
Non-performing assets to total assets	0.87%	0.97%	2.29%
Non-performing loans to total loans receivable, net	0.80	0.90	2.77
Allowance for loan losses	$9,363	9,709	8,418
Allowance for loan losses to total assets	1.47%	1.51%	1.49%
Allowance for loan losses to total loans receivable, net	1.91	2.10	2.34
Allowance for loan losses to non-performing loans	239.77	232.22	84.28

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	$15.98	15.54	14.90
	Three Months Ended Mar 31, 2016	Year Ended Dec 31, 2015	Three Months Ended Mar 31, 2015
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.23%	10.83%	11.81%
Average stockholders’ equity to average assets (1)	11.11	11.70	12.62
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	107.77	108.52	109.78
Home Federal Savings Bank regulatory capital ratios:
Common equity tier I capital ratio	13.73	14.08	16.84
Tier 1 or core capital	11.62	11.46	12.52
Tier I capital to risk weighted assets	13.73	14.08	16.84
Risk-based capital	14.98	15.35	18.10
	March 31,	December 31,	March 31,
	2016	2015	2015
VII. EMPLOYEE DATA:
Number of full time equivalent employees	188	185	180

(1)  Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

Bradley Krehbiel,

Chief Executive Officer, President

HMN Financial, Inc. (507) 252-7169